Exhibit 99.1

Investors Capital Holdings Doubles Profitability For Fiscal Year 2003


    LYNNFIELD, Mass.--(BUSINESS WIRE)--June 4, 2003--

    Financial holding company and subsidiaries continue positive growth in difficult market; The Boston Globe ranks it among biggest financial services companies by revenue in New England

    Investors Capital Holdings, Ltd. (AMEX: ICH) is pleased to announce that it increased its profitability by more than 100%, despite one of the most difficult years ever experienced in the financial services industry. For the fiscal year ended March 31, 2003, net income was $115,891, an increase of over 100% from net income of $4,137 for the fiscal year ended March 31, 2002. Total revenue for the fiscal year ended March 31, 2003, was $34.3 million, an increase of 18.7% from total revenue of $28.9 million from the prior year. Basic and diluted earnings per share was $0.02.
    Ted Charles, chairman and chief executive officer for Investors Capital Holdings, points to several important sales and marketing programs introduced in fiscal year 2003 that continue to strengthen its position as a leader in the financial industry. "In the last year, Investors Capital Holdings has introduced several field-tested and proven programs under our broker-dealer subsidiary, Investors Capital Corporation, that helped our registered representatives boost production and attract new business. In fact, late last month The Boston Globe ranked Investors Capital number 11 among the biggest financial services companies in New England, by revenue. Our popular seminar-selling program teaches reps not only how to dramatically increase their own production, but more importantly, how to assist their clients in achieving their financial goals. The media even recognized how innovative our approach is," Charles explained. "Research magazine featured Investors Capital's seminar-selling program in its April 2003 issue."
    Charles continued, "We also introduced a turn-key tax solutions franchise opportunity, already in operation in four strategic geographic locations, with plans to expand nationwide later this year. During the past fiscal year our investment advisory subsidiary, Eastern Point Advisors, added new clients to its roster and continues to contribute significantly to the firm's overall performance. Eastern Point Advisors also introduced several financial planning tools to assist our reps in developing holistic approaches to their own practices, that range from simple retirement plans to more comprehensive estate, tax-sensitive plans. And our ICC Insurance Agency subsidiary expanded its staff, diversified its product offerings, and increased its revenue in fiscal year 2003 by strategically bringing together fixed and variable insurance offerings under one internal insurance division."
    Charles concluded, "Investors Capital Holdings and its subsidiaries anticipate continued growth in the year ahead, as the aforementioned programs continue to expand and produce a track record of additional revenue growth."

    About Investors Capital Holdings, Ltd.

    Investors Capital Holdings, Ltd., of Lynnfield, Mass., is a diversified financial services company founded to meet the consumers' needs in today's financial markets. The company owns and operates Investors Capital Corporation, Eastern Point Advisors, Inc. and ICC Insurance Agency, Inc. Investors Capital Corporation is a nationally recognized, independent broker/dealer comprised of approximately 1,000 experienced financial professionals throughout the United States. Eastern Point Advisors, Inc. is an investment advisory firm managing portfolios for individual and institutional clients, as well as the advisor to the Eastern Point Advisors Twenty Fund. ICC Insurance Agency, Inc. provides insurance services to agents of Investors Capital Corporation. For more information, please call (800) 949-1422 or visit www.investorscapital.com.
    Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause Investors Capital Holdings, Ltd. and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, regulatory changes (legislative or otherwise) affecting the financial services industry, competition, demand for Investors Capital Holdings, Ltd. and its subsidiaries' services, availability of funding, and other risks identified in Investors Capital Holdings, Ltd.'s Securities and Exchange Commission filings.



           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF INCOME
                              (unaudited)

                                                   Year Ended
                                                    March 31,
                                               2003          2002

Commission and advisory fee income      $  34,289,460   $ 28,880,521
Cost of commission and advisory fees       28,040,831     23,309,136

Gross profit                                6,248,629      5,571,385

Selling and administrative expenses:
 Administrative                             5,690,681      5,158,290
 Selling                                      495,970        565,300
  Total selling and
   administrative expenses                  6,186,651      5,723,590

Operating income (loss)                        61,978       (152,205)

Other income (expense):
 Interest income                              311,068        268,228
 Interest expense                             (14,117)       (30,982)
 Other (expense) income                       (61,247)        44,345
   Net other income                           235,704        281,591

Income before taxes                           297,682        129,386

Provision for income taxes                    181,791        125,249

   Net income                              $  115,891       $  4,137

Basic/Diluted earnings per common share:

Net income                                   $   0.02       $   0.00




    CONTACT: Investors Capital Holdings
             Timothy Murphy, 781/593-8565
             tmurphy@investorscapital.com
             or
             Public Relations/Investor Relations
             Investors Capital Holdings
             Ann Kelly, 781/593-8565
             annkelly@investorscapital.com